Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
August 8, 2012

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR SECOND QUARTER 2012

MINNEAPOLIS – August 8, 2012 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and six months ended July 1, 2012.

Second Quarter Results
Net earnings for the second quarter of 2012 were $0.4 million, compared to net earnings of $9.5 million in the second quarter of 2011.  Loss from operations was $1.1 million for the second quarter of 2012 compared to earnings from operations of $15.8 million for the second quarter of 2011. Basic and diluted earnings were $0.02 per share for the second quarter of 2012 compared to earnings of $0.36 per share for the second quarter of 2011.

Lakes Entertainment reported second quarter 2012 revenues of $2.5 million, compared to prior-year second quarter revenues of $28.2 million.  The decrease in revenues was primarily due to the buy-out of the management agreement for the Four Winds Casino Resort in New Buffalo, Michigan, during June of 2011.  Pursuant to the buy-out agreement, the Pokagon Band of Potawatomi Indians paid to Lakes a buy-out fee of approximately $24.5 million.  The decrease was partially offset by an increase in fees earned from the management of the Red Hawk Casino near Sacramento, California, during the second quarter of 2012 compared to the second quarter of 2011.  Revenues in the current year quarter related to the management of the Red Hawk Casino.

For the second quarter of 2012, Lakes’ selling, general and administrative expenses decreased in comparison to the second quarter of 2011 by approximately $0.4 million to $1.9 million.  This decline resulted primarily from decreases in travel and related expenses due to the termination of the Company’s aircraft lease during the fourth quarter of 2011 as well as decreases in payroll and related expenses.

Lakes recognized impairments and other losses of $1.4 million and $0.6 million during the second quarters of 2012 and 2011, respectively.  The current quarter impairments and other losses included $0.8 million due to the March 2012 determination that Lakes would not continue to move forward with the casino project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California, and the termination of Lakes’ agreement with the Jamul Tribe.  Also included in impairments and other losses for the three months ended July 1, 2012 were $0.6 million related to costs associated with development plans for the Rocky Gap project which were subsequently revised.  The prior year second quarter impairments and other losses were due primarily to uncertainty surrounding the completion of the project with the Jamul Tribe.

Amortization of intangible assets related to the operating casinos was $0.3 million for the second quarter of 2012 compared to $9.2 million for the second quarter of 2011.  The decrease in amortization costs related primarily to the buy-out of the management agreement for the Four Winds Casino Resort which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Net unrealized gains and losses on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. There were no net unrealized gains or losses on notes receivable during the second quarter of 2012.   In the second quarter of 2011, net unrealized losses on notes receivable were $0.1 million related to the project with the Jamul Tribe due primarily to ongoing issues in the credit markets.

Other income, net, was $1.4 million for the second quarter of 2012 compared to $1.3 million for the second quarter of 2011, a significant portion of which relates to non-cash accretion of interest on the Company’s notes receivable.

The income tax benefit for the second quarter of 2012 was $0.1 million compared to a tax provision of $7.7 million for the second quarter of 2011. Lakes’ income tax benefit in the current year quarter was primarily associated with the Company’s ability to carry back its estimated 2012 taxable loss to a prior year and receive a refund of taxes previously paid.  This benefit was partially offset by current income tax provision.  Lakes’ income tax provision in the prior year period consisted primarily of current income tax provision.

Six Month Results
Net earnings for the six months ended July 1, 2012 were $2.2 million, compared to net earnings of $10.9 million for the six months ended July 3, 2011.  Loss from operations was $2.7 million for the first six months of 2012 compared to earnings from operations of $16.9 million for the first six months of 2011. Basic and diluted earnings were $0.08 per share for the six months ended July 1, 2012 compared to earnings of $0.41 per share for the six months ended July 3, 2011.

Lakes Entertainment reported revenues of $4.5 million for the six months ended July 1, 2012, compared to revenues of $34.1 million in the prior year period.  The decrease in revenues was primarily due to the buy-out of the management agreement for the Four Winds Casino Resort during June of 2011.  Pursuant to the buy-out agreement, the Pokagon Band of Potawatomi Indians paid to Lakes a buy-out fee of approximately $24.5 million.  The decrease was partially offset by an increase in fees earned from the management of the Red Hawk Casino during the first six months of 2012 compared to the first six months of 2011.  Revenues in the current year related to the management of the Red Hawk Casino.

For the six months ended July 1, 2012, Lakes’ selling, general and administrative expenses were $4.2 million compared to $4.9 million for the six months ended July 3, 2011.  This decline resulted primarily from decreases in travel and related expenses due to the termination of the Company’s aircraft lease during the fourth quarter of 2011 as well as decreases in payroll and related expenses which were partially offset by increases in professional fees.

Lakes recognized impairments and other losses of $2.3 million and $1.5 million during the first six months of 2012 and 2011, respectively.  The current year impairments and other losses included $1.7 million due to the March 2012 determination that Lakes would not continue to move forward with the casino project with the Jamul Tribe, and the termination of Lakes’ agreement with the Jamul Tribe.  Also included in impairments and other losses for the six months ended July 1, 2012 were $0.6 million related to costs associated with development plans for the Rocky Gap project which were subsequently revised.  The prior year impairments and other losses were due primarily to uncertainty surrounding the completion of the project with the Jamul Tribe.

Amortization of intangible assets related to the operating casinos was $0.5 million for the six months ended July 1, 2012 compared to $11.2 million for the six months ended July 3, 2011.  The decrease in amortization costs related primarily to the buy-out of the management agreement for the Four Winds Casino Resort which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Net unrealized gains and losses on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. There were no net unrealized gains or losses on notes receivable during the first six months of 2012.   During the first six months of 2011, net unrealized gains on notes receivable were $0.6 million related to the project with the Jamul Tribe due primarily to improvements in the credit markets during that period.

Other income, net, was $2.7 million for the six months ended July 1, 2012 compared to $2.6 million for the six months ended July 3, 2011, a significant portion of which relates to non-cash accretion of interest on the Company’s notes receivable.

The income tax benefit for the six months ended July 1, 2012 was $2.1 million compared to a tax provision of $8.7 million for the prior year period. Lakes’ income tax benefit in the current year period was primarily due to the Company’s ability to carry back its estimated 2012 taxable loss to a prior year and receive a refund of taxes previously paid.  Lakes’ income tax provision in the prior year period consisted primarily of current income tax provision.

Tim Cope, President and Chief Financial Officer of Lakes stated, "We are pleased that second quarter 2012 results showed improvements over second quarter 2011 at the Red Hawk Casino and we continue to work closely with the property’s executive team, as well as the Shingle Springs Tribal Gaming Authority, to manage this property as efficiently as possible with the goal of continuing this positive trend.”  Mr. Cope continued, “As previously announced, we purchased the Rocky Gap Lodge & Golf Resort near Cumberland, Maryland earlier this month.  We are very excited to proceed with developing a casino on this property, which we currently expect to open mid-2013.  The existing hotel and golf course will remain open throughout the development timeframe.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC and its casino developments in Cincinnati and Cleveland, Ohio, and we made an additional investment of $4.5 million during the second quarter, bringing our current cash investment to $20.2 million.  In May of 2012, the Horseshoe Casino Cleveland opened and we look forward to the opening of the casino in Cincinnati during 2013.”    Mr. Berman continued, “Our focus remains on achieving increased shareholder value by maximizing returns from existing operations and investments, as well as evaluating potential new projects.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC’s casino developments in Cincinnati and Cleveland, Ohio.  Lakes’ subsidiary Evitts Resort, LLC, has been awarded a video lottery operation license for the Rocky Gap Lodge & Golf Resort it owns near Cumberland, Maryland.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to,  need for potential future financing to meet Lakes’  development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes;  possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management and litigation costs.  For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	July 1, 2012	January 1, 2012
Assets
Current assets:
Cash and cash equivalents	$35,211	$38,557
Accounts receivable	24	117
Current portion of notes receivable from Indian casino projects	-	1,076
Deposits	2,100	2,250
Income taxes receivable	5,487	3,472
Other	1,169	1,013
Total current assets	43,991	46,485
Property and equipment, net	5,012	5,063
Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	36,052	34,160
Intangible assets	3,656	4,184
Management fees receivable and other	5,509	8,275
Total long-term assets related to Indian casino projects	45,217	46,619
Other assets:
Investment in unconsolidated investee	20,161	15,706
Land held for development	1,130	170
Land held for sale	1,729	1,729
Other	201	228
Total other assets	23,221	17,833
Total assets	$117,441	$116,000

Liabilities and shareholders' equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$1,155	$1,055
Other	1,310	1,288
Total current liabilities	2,465	2,343
Long-term contract acquisition costs payable, net	3,964	4,568
Total liabilities	6,429	6,911
Total Lakes Entertainment shareholders' equity	111,012	108,739
Noncontrolling interest	-	350
Total equity	111,012	109,089
Total liabilities and shareholders' equity	$117,441	$116,000

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements Earnings
(In thousands, except per share data)

	Three months ended		Six months ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Revenues:
Management fees	$2,503	$28,085	$4,446	$33,920
License fees and other	16	72	36	130
Total revenues	2,519	28,157	4,482	34,050

Costs and expenses:
Selling, general and administrative	1,905	2,286	4,208	4,942
Impairments and other losses	1,399	635	2,328	1,509
Amortization of intangible assets related to operating casinos	264	9,217	528	11,160
Depreciation	52	55	106	112
Total costs and expenses	3,620	12,193	7,170	17,723

Net unrealized gains (losses) on notes receivable	-	(124)	-	618

Earnings (loss) from operations	(1,101)	15,840	(2,688)	16,945

Other income (expense):
Interest income	1,578	1,513	3,161	2,981
Interest expense	(242)	(321)	(494)	(642)
Other	44	120	58	240
Total other income, net	1,380	1,312	2,725	2,579

Earnings (loss) before income taxes	279	17,152	37	19,524
Income taxes (benefit)	(145)	7,667	(2,142)	8,659
Net earnings including noncontrolling interest	424	9,485	2,179	10,865
Net loss attributable to noncontrolling interest	1	-	61	-

Net earnings attributable to Lakes Entertainment, Inc.	$425	$9,485	$2,240	$10,865

Weighted-average common shares outstanding
Basic	26,441	26,406	26,436	26,404
Diluted	26,441	26,431	26,436	26,429
Gain (loss) per share
Basic	$0.02	$0.36	$0.08	$0.41
Diluted	$0.02	$0.36	$0.08	$0.41